EXHIBIT 23(b)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. on Form S-8 related to the Sears Associate Stock Ownership Plan of our report dated February 10, 1997 incorporated by reference in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 28, 1996.



/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois
October 8, 1997